Exhibit 99.1

Providian Financial Corporation Reports
Fourth Quarter 2003 and Full Year 2003 Earnings Results

•  Company reports fourth quarter 2003 earnings per diluted share of $0.23

San Francisco, CA, January 19, 2004 – Providian Financial Corporation (NYSE: PVN) today announced net income for the fourth quarter of 2003 of $67.1 million, or $0.23 per diluted share, compared to net income of $12.1 million, or $0.04 per diluted share in the fourth quarter of 2002.  For the full year 2003, net income totaled $196.2 million, or $0.67 per diluted share, compared to net income for the full year 2002 of $218.2 million, or $0.75 per diluted share, and met the Company's goal of exceeding full-year 2002 earnings exclusive of the $30 million ($0.10 per diluted share) non-recurring tax benefit realized in 2002.

“I am pleased with the progress we made this past year and believe that we are very well positioned for the year ahead,” said Joseph Saunders, Providian’s chairman and chief executive officer.  “We are seeing positive financial trends in all areas of our business, including credit, operations and marketing.  We expect a continuation of these positive trends in 2004, highlighted by lower net credit losses, lower operating expenses and additional investment in our marketing initiatives. As a result, we expect to see growth in our loan portfolio and growth in our bottom line earnings in 2004.”

Financial Highlights

Total net revenues on a reported basis, comprised of reported net interest income and reported non-interest income, totaled $502.2 million in the fourth quarter of 2003, compared to $526.3 million in the third quarter of 2003.  Total net revenues on a managed basis, comprised of net interest income and non-interest income from both reported and securitized loans, totaled $951.4 million in the fourth quarter of 2003, compared to $977.1 million in the third quarter of 2003.

For the full year 2003, total net revenues were $2.15 billion on a reported basis and $4.11 billion on a managed basis.  These compare to full year 2002 total net revenues of $3.30 billion on a reported basis and total net revenues of $5.60 billion on a managed basis.

Net credit losses in the fourth quarter of 2003 were $147.9 million on a reported basis and $597.1 million on a managed basis, resulting in reported and managed net credit loss rates of 9.97% and 14.33%, respectively.  The fourth quarter net credit loss rates compare to a reported net credit loss rate of 10.65% and a managed net credit loss rate of 14.37% in the third quarter of 2003.  On a year-over-year basis these rates compare to a reported net credit loss rate of 14.88% and a managed net credit loss rate of 17.34% in the fourth quarter of 2002. The Company’s reported and managed 30+ day delinquency rates at the end of the fourth quarter of 2003 were 6.64% and 9.29%, respectively, compared to 7.18% and 9.68%, respectively, at the end of the third quarter of 2003.

Net credit losses for the full year 2003 were $837.3 million on a reported basis and $2.80 billion on a managed basis, resulting in reported and managed net credit loss rates of 12.79% and 15.82%, respectively. This compares to net credit losses for the full year 2002 of $1.23 billion on a reported basis and $3.53 billion on a managed basis, which resulted in reported and managed net credit loss rates of 13.61% and 16.29%, respectively.

Non-interest expense for the fourth quarter of 2003 was $261.5 million, compared to $286.6 million in the third quarter of 2003. For the full year 2003, non-interest expense was $1.20 billion, compared to full year 2002 non-interest expense of $1.81 billion.

Loans receivable, as of December 31, 2003, were $6.28 billion on a reported basis and $16.93 billion on a managed basis.  This compares to reported loans receivable and managed loans receivable at September 30, 2003 of $5.99 billion and $16.95 billion, respectively.  The Company added approximately 420,000 gross new accounts in the fourth quarter of 2003 and ended the quarter with approximately 10.5 million customer accounts.

The Company ended the fourth quarter of 2003 with total equity of $2.33 billion and an allowance for credit losses of $625.9 million, which together represent 47% of reported loans and 17% of managed loans.  Cash and investments ended the quarter at approximately $5.67 billion, representing approximately 40% of total reported assets and approximately 24% of total managed assets.

Management Expectations for Fiscal 2004

The Company provides the following expectations for its business performance in fiscal 2004:

•        Gross new accounts – approximately 3 million

•        Managed total loans – mid-to-high single digit growth rate

•        Managed net credit losses – approximately $2.3 billion

•        Earnings per diluted share – in a range around $0.90

Managed Financial Information

The Company presents financial information on both a reported and managed basis.  “Reported” financial information refers to GAAP financial information while “managed” financial information is derived by adjusting the reported financial information to add back securitized loan balances and the related finance charge and fee income, credit losses, and net interest costs.  The interests the Company retains in the securitized loan balances creates financial exposure to the current and expected cash flows of the securitized loans.  Although the loans sold are not on the Company’s balance sheet, their performance affects the Company’s retained interests in the securitizations as well as its results of operations and its financial position.  In addition, the Company continues to service the securitized loans.

About Providian

San Francisco-based Providian Financial is a leading provider of credit cards to mainstream American customers throughout the U.S.  By combining experience, analysis,

technology and outstanding customer service, Providian seeks to build long-lasting relationships with its customers by providing products and services that meet their evolving financial needs.

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections.  Forward-looking statements include, without limitation: expressions of “belief,” “anticipation,” or “expectations” of management; statements as to industry trends or future results of operations of the Company and its subsidiaries; and other statements that are not historical fact.  Forward-looking statements are based on certain assumptions by management and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  These risks and uncertainties include, but are not limited to, competitive pressures; factors that affect liquidity, delinquency rates, credit loss rates, and charge-off rates; general economic conditions; consumer loan portfolio growth; changes in the cost and/or availability of funding due to changes in the deposit, credit, or securitization markets; changes in the way the Company is perceived in such markets and/or conditions relating to existing or future financing commitments; the effect of government policy and regulation, whether of general applicability or specific to the Company, including restrictions and/or limitations relating to the Company’s minimum capital requirements, deposit-taking abilities, reserving methodologies, dividend policies and payments, growth, and/or underwriting criteria; year-end adjustments; changes in accounting rules, policies, practices, and/or procedures; the success of product development efforts; legal and regulatory proceedings, including the impact of ongoing litigation; interest rates; one-time charges; extraordinary items; the ability to recruit or replace key personnel; and the impact of existing, modified, or new strategic initiatives.  These and other risks and uncertainties are described in detail in the Company’s Annual Report on Form 10-K and Annual Report to Stockholders for the fiscal year ended December 31, 2002 under the headings “Cautionary Statement Regard Forward-Looking Information” and “Risk Factors.” Readers are cautioned not to place undue reliance on any forward-looking statement, which speaks only as of the date thereof.  The Company undertakes no obligation to update any forward-looking statements.

Additional information regarding the fourth quarter 2003 results is provided in the form of a copy of the fourth quarter 2003 conference call script which is available on the Company’s website www.providian.com under Investor Relations.

For more information – Investors please call Jack Carsky at 415-278-4977 or Bill Horning at 415-278-4602.
Media, please contact Alan Elias at 415-278-4189 or Beth Haiken at 415-278-4889.

Note:  Investor information is available on Providian Financial’s website at www.providian.com

Providian Financial Corporation
Financial & Statistical Summary
Reported Financial Measures
(unaudited)

(in millions, except per share and employee data)	2003 Q4	2003 Q3	2003 Q2	2003 Q1	2002 Q4
Reported Earnings:
Net Interest Income	$83.6	$80.9	$127.8	$180.4	$186.2
Non-Interest Income	418.6	445.4	393.3	417.5	293.1
Total Net Revenue	502.2	526.3	521.1	597.9	479.3
Provision for Loan Losses	129.8	98.7	132.0	261.8	139.0
Non-Interest Expense	261.5	286.6	324.6	328.3	320.3
Income From Operations Before Income Taxes	110.9	141.0	64.5	7.8	20.0
Income Tax Expense	43.8	55.7	25.5	3.1	7.9
Net Income	$67.1	$85.3	$39.0	$4.7	$12.1
Reported Financial Data:
Quarter:
Net Credit Losses (1)	$148	$156	$237	$296	$299
Provision for Credit Losses	$130	$99	$132	$262	$139
Quarter End:
Total Loans	$6,281	$5,994	$6,417	$7,147	$6,908
Total Assets	$14,275	$15,334	$16,206	$16,607	$16,651
Total Equity	$2,325	$2,257	$2,181	$2,134	$2,139
Quarter Average:
Total Loans	$5,934	$5,866	$6,684	$7,500	$8,046
Earning Assets	$12,368	$12,869	$14,048	$13,604	$14,236
Total Assets	$14,816	$15,740	$16,460	$16,518	$16,757
Total Equity	$2,304	$2,198	$2,161	$2,088	$2,100
Key Reported Statistics:
Net Interest Margin (Earning Assets) (2)	2.71%	2.51%	3.64%	5.30%	5.23%
Net Interest Margin (Loans) (3)	8.30%	8.87%	10.16%	11.50%	11.02%
Adjusted Margin (Loans) (4)	9.55%	10.06%	9.11%	6.38%	8.44%
Non-interest Income Margin (5)	28.22%	30.38%	23.54%	22.27%	14.57%
Return on Assets	1.81%	2.17%	0.95%	0.11%	0.29%
Return on Equity	11.65%	15.52%	7.23%	0.90%	2.31%
Allowance as a Percent of Loans	9.96%	10.74%	12.20%	13.69%	14.67%
Net Credit Loss Rate (1)	9.97%	10.65%	14.19%	15.79%	14.88%
Delinquency Rate (30+ Days)	6.64%	7.18%	7.64%	8.76%	10.00%
Equity to Assets	16.29%	14.72%	13.46%	12.85%	12.85%
Common Share Statistics:
Earnings Per Common Share - Basic	$0.23	$0.30	$0.14	$0.02	$0.04

Earnings Per Common Share - Assuming Dilution	$0.23	$0.29	$0.13	$0.02	$0.04

Book Value Per Share (Period End)	$8.01	$7.78	$7.51	$7.36	$7.39
Total Market Capitalization (Period End)	$3,381	$3,421	$2,689	$1,901	$1,878
Shares Outstanding (Period End)	290.4	290.2	290.4	289.8	289.4
Weighted Average Shares O/S - Basic	287.7	287.6	286.3	286.2	285.4
Weighted Average Shares O/S - Diluted	292.7	291.9	289.8	290.4	289.2

Accounts	10.5	10.8	11.4	11.7	12.0
Employees (FTE)	4,502	5,012	5,692	6,083	6,261

(1)               The net credit losses for the second quarter 2003 exclude the fair value adjustments on loans held for securitization or sale.

(2)               Represents the net interest income recognized on reported earning assets, expressed as a percentage of reported average earning assets.

(3)               Represents the interest income recognized on reported average loans receivable, expressed as a percentage of reported average loans, less interest expense on deposits and borrowings, expressed as a percentage of average earning assets.

(4)               The Company has modified its measure of loan portfolio profitability that includes risk of loss. The revised measure includes reported interest income on loans plus credit product fee income, less interest expense allocated to loans, and less net credit losses, expressed as a percentage of reported average loans.

(5)               Represents reported non-interest income expressed as a percentage of reported average loans.

Providian Financial Corporation
Financial & Statistical Summary
Managed Financial Measures
(unaudited)

(dollars in millions)	2003 Q4	2003 Q3	2003 Q2	2003 Q1	2002 Q4
Managed Net Revenue:
Net Interest Income	$574.2	$590.7	$649.5	$705.5	$734.6
Non-Interest Income	377.2	386.4	394.3	430.9	283.8
Total Net Revenue (1)	$951	$977	$1,044	$1,136	$1,018
Managed Financial Data:
Quarter:
Net Credit Losses (2)	$597	$607	$760	$835	$838
Net Change in Reported Allowance for Credit Losses (3)	(18)	(57)	(105)	(34)	(160)
Adjusted Credit Losses	$579	$550	$655	$801	$678

Quarter End:
Total Loans (4)	$16,934	$16,945	$17,798	$18,470	$19,628
Securitized Loans (5)	$10,653	$10,951	$11,381	$11,323	$12,720
Total Assets (6)	$23,198	$23,784	$25,131	$25,532	$26,484
Total Equity	$2,325	$2,257	$2,181	$2,134	$2,139
Quarter Average:
Total Loans	$16,667	$16,891	$18,045	$18,952	$19,344
Securitized Loans (5)	$10,733	$11,026	$11,361	$11,452	$11,294
Earning Assets	$23,101	$23,894	$25,409	$25,056	$25,534
Total Assets	$23,345	$24,462	$25,385	$25,494	$26,222
Total Equity	$2,304	$2,198	$2,161	$2,088	$2,100
Key Managed Statistics:

Net Interest Margin (Earning Assets) (7)	9.94%	9.89%	10.22%	11.26%	11.51%
Net Interest Margin (Loans) (8)	14.44%	14.79%	15.09%	15.41%	15.67%
Adjusted Margin (Loans) (9)	7.34%	7.66%	5.18%	5.40%	6.32%
Non-interest Income Margin (10)	9.05%	9.15%	8.74%	9.09%	5.87%
Return on Assets	1.15%	1.40%	0.62%	0.07%	0.18%
Net Credit Loss Rate (2)	14.33%	14.37%	16.84%	17.61%	17.34%
Delinquency Rate (30+ Days)	9.29%	9.68%	9.72%	10.31%	11.11%
Equity to Managed Assets	10.02%	9.49%	8.68%	8.36%	8.08%

(1)               Represents the interest income and non-interest income earned from managed loans receivable and investments less interest expense, including the interest costs payable to securitization investors.

(2)               The net credit losses for the second quarter 2003 exclude the fair value adjustments on loans held for securitization or sale.

(3)               The net change in the reported allowance for credit losses excludes the allowance transferred to loans held for securitization or sale.

(4)               Represents all loans receivable from customer accounts that are managed by the Company, including the loans receivable reported on the Company’s statements of financial condition and the loans receivable removed or reclassified from the Company’s statements of financial condition through securitizations. Loans receivable amounts exclude estimated uncollectible interest and fees.

(5)               Effective December 2002, the Company adopted the federal banking agencies' accrued interest receivable, or AIR, guidance, resulting in a reclassification of a portion of accrued interest receivable from reported loans receivable to due from securitizations for 2003 and for the fourth quarter 2002. Securitized loans for 2003 and the fourth quarter 2002 include the AIR reclassification.

(6)               Managed assets represent total assets reported on the Company’s statements of financial condition, plus the loans receivable removed or reclassified from loans receivable on its statements of financial condition through securitizations, less the retained interests from securitizations reported on its statements of financial condition.

(7)               Represents the net interest income recognized on managed earning assets, expressed as a percentage of managed average earning assets.

(8)               Represents the interest income recognized on managed average loans receivable, expressed as a percentage of managed average loans receivable, less interest expense on deposits and borrowings, including the interest costs payable to securitization investors, expressed as a percentage of managed average earning assets.

(9)               The Company has modified its measure of loan portfolio profitability that includes risk of loss. The revised measure includes managed interest income on loans plus credit product fee income, less interest expense allocated to loans, and less net credit losses, expressed as a percentage of managed average loans.

(10)         Represents managed non-interest income expressed as a percentage of managed average loans.  Managed non-interest income excludes the interest income reclassification related to certain retained beneficial interests.

Providian Financial Corporation
Financial & Statistical Summary
Reported Financial Measures

(in millions, except per share and employee data)	2003 Year End	2002 Year End
	(unaudited)
Net Interest Income	$472.7	$919.3
Non-Interest Income	1,674.9	2,381.3
Total Net Revenue	2,147.6	3,300.6
Provision for Loan Losses	622.3	1,291.7
Non-Interest Expense	1,201.0	1,808.9
Income From Operations Before Income Taxes	324.3	200.0
Income Tax Expense	128.1	49.0
Income from Operations	$196.2	$151.0
Income from Discontinued Operations (1)	—	67.2
Net Income	$196.2	$218.2
Reported Financial Data:
Year to Date:
Net Credit Losses	$837	$1,226
Provision for Credit Losses	$622	$1,292
Year End:
Total Loans	$6,281	$6,908
Total Assets	$14,275	$16,651
Total Equity	$2,325	$2,139
Year to Date Average:
Total Loans	$6,547	$9,012
Earning Assets	$13,254	$15,358
Total Assets	$15,770	$17,796
Total Equity	$2,187	$2,047
Key Reported Statistics:
Net Interest Margin (Earning Assets)	3.57%	5.98%
Net Interest Margin (Loans)	9.74%	11.51%
Adjusted Margin (Loans) (2)	8.55%	10.69%
Non-interest Income Margin (3)	25.58%	26.42%
Return on Assets	1.24%	1.23%
Return on Equity	8.97%	10.66%
Allowance as a Percent of Loans	9.96%	14.67%
Net Credit Loss Rate	12.79%	13.61%
Delinquency Rate (30+ Days)	6.64%	10.00%
Equity to Assets	16.29%	12.85%
Common Share Statistics:
EPS Basic:
EPS - Continuing Operations	$0.68	$0.53
EPS - Discontinued Operations	—	0.24
Earnings Per Common Share - Basic	$0.68	$0.77

EPS - Diluted: (4)
EPS - Continuing Operations	$0.67	$0.52
EPS - Discontinued Operations	—	0.23
Earnings Per Common Share - Assuming Dilution	$0.67	$0.75

Book Value Per Share (Period End)	$8.01	$7.39
Total Market Capitalization (Period End)	$3,381	$1,878
Shares Outstanding (Period End)	290.4	289.4
Weighted Average Shares O/S - Basic	287.1	285.0
Weighted Average Shares O/S - Diluted	290.7	289.0

Accounts	10.5	12.0
Employees (FTE)	4,502	6,261

(1)               The Company decided to discontinue its operations in Argentina and the United Kingdom in 2001 and completed the disposition of those operations in the second quarter of 2002.  Accordingly, the operations of its subsidiaries and branches in those locations are reflected as discontinued operations in its consolidated statements of income.

(2)               The Company has modified its measure of loan portfolio profitability that includes risk of loss. The revised measure includes reported interest income on loans plus credit product fee income, less interest expense allocated to loans, and less net credit losses, expressed as a percentage of reported average loans.

(3)               Represents reported non-interest income expressed as a percentage of reported average loans.

(4)               For the years ended 2003 and 2002, the Company’s 3.25% convertible notes were antidilutive to EPS and the corresponding adjustments to net income and weighted average shares outstanding were excluded in the calculation of EPS, assuming dilution.

Providian Financial Corporation
Financial & Statistical Summary
Managed Financial Measures

(dollars in millions)	2003 Year End	2002 Year End
	(unaudited)
Managed Net Revenue:
Net Interest Income	$2,519.9	$3,259.9
Non-Interest Income	1,588.9	2,339.7
Total Net Revenue (1)	$4,109	$5,600
Managed Financial Data:

Net Credit Losses	$2,798	$3,525
Net Change in Reported Allowance for Credit Losses (2)	(215)	66
Adjusted Credit Losses	$2,583	$3,591

Year End:
Total Loans (3)	$16,934	$19,628
Securitized Loans (4)	$10,653	$12,720
Total Assets (5)	$23,198	$26,484
Total Equity	$2,325	$2,139
Year to Date Average:
Total Loans	$17,687	$21,639
Securitized Loans (4)	$11,141	$12,627
Earning Assets	$24,394	$27,985
Total Assets	$24,557	$28,523
Total Equity	$2,187	$2,047
Key Managed Statistics:

Net Interest Margin (Earning Assets) (6)	10.33%	11.65%
Net Interest Margin (Loans) (7)	14.91%	15.46%
Adjusted Margin (Loans) (8)	6.32%	7.64%
Non-interest Income Margin (9)	8.98%	10.81%
Return on Assets	0.80%	0.76%
Net Credit Loss Rate	15.82%	16.29%
Delinquency Rate (30+ Days)	9.29%	11.11%
Equity to Managed Assets	10.02%	8.08%

(1)               Represents the interest income and non-interest income earned from managed loans receivable and investments less interest expense, including the interest costs payable to securitization investors.

(2)               The net change in the reported allowance for credit losses excludes the allowance transferred to loans held for securitization or sale.

(3)               Represents all loans receivable from customer accounts that are managed by the Company, including the loans receivable reported on the Company’s statements of financial condition and the loans receivable removed or reclassified from the Company’s statements of financial condition through securitizations. Loans receivable amounts exclude estimated uncollectible interest and fees.

(4)               Effective December 2002, the Company adopted the federal banking agencies' accrued interest receivable, or AIR, guidance, resulting in a reclassification of a portion of accrued interest receivable from reported loans receivable to due from securitizations for 2003 and for the fourth quarter 2002. Securitized loans for 2003 and the fourth quarter 2002 include the AIR reclassification.

(5)               Managed assets represent total assets reported on the Company’s statements of financial condition, plus the loans receivable removed or reclassified from loans receivable on its statements of financial condition through securitizations, less the retained interests from securitizations reported on its statements of financial condition.

(6)               Represents the net interest income recognized on managed earning assets, expressed as a percentage of managed average earning assets.

(7)               Represents the interest income recognized on managed average loans receivable, expressed as a percentage of managed average loans receivable, less interest expense on deposits and borrowings, including the interest costs payable to securitization investors, expressed as a percentage of managed average earning assets.

(8)               The Company has modified its measure of loan portfolio profitability that includes risk of loss. The revised measure includes managed interest income on loans plus credit product fee income, less interest expense allocated to loans, and less net credit losses, expressed as a percentage of managed average loans.

(9)               Represents managed non-interest income expressed as a percentage of managed average loans.  Managed non-interest income excludes the interest income reclassification related to certain retained beneficial interests.

Providian Financial Corporation

Delinquency Summary

(unaudited)

Quarterly

	2003 Q4		2003 Q3		2003 Q2 (4)		2003 Q1		2002 Q4
(dollars in thousands)	Loans	% of Total Loans	Loans	% of Total Loans	Loans	% of Total Loans	Loans	% of Total Loans	Loans	% of Total Loans
Reported
Loans outstanding (1) (2)	$6,281,403	100.00%	$5,994,446	100.00%	$6,418,050	100.00%	$7,145,817	100.00%	$6,899,849	100.00%
Loans delinquent
30 - 59 days	$128,467	2.05%	$138,168	2.31%	$156,615	2.44%	$173,449	2.43%	$205,605	2.98%
60 - 89 days	94,916	1.51%	97,361	1.62%	115,372	1.80%	136,652	1.91%	147,057	2.13%
90 or more days	193,748	3.08%	194,822	3.25%	218,116	3.40%	315,630	4.42%	336,979	4.89%

Total	$417,131	6.64%	$430,351	7.18%	$490,103	7.64%	$625,731	8.76%	$689,641	10.00%

Securitized
Loans outstanding (3)	$10,653,351		$10,951,709		$11,381,475		$11,323,170		$12,719,752
Loans delinquent
30 59 days	$346,630		$382,647		$377,089		$353,358		$460,295
60 - 89 days	269,107		275,898		291,690		283,102		335,700
90 or more days	540,359		552,222		571,358		642,045		694,129

Total	$1,156,096		$1,210,767		$1,240,137		$1,278,505		$1,490,124

Managed
Loans outstanding (1)	$16,934,754	100.00%	$16,946,155	100.00%	$17,799,525	100.00%	$18,468,987	100.00%	$19,619,601	100.00%
Loans delinquent
30 - 59 days	$475,097	2.81%	$520,815	3.07%	$533,704	3.00%	$526,807	2.85%	$665,900	3.39%
60 - 89 days	364,023	2.15%	373,259	2.20%	407,062	2.29%	419,754	2.27%	482,757	2.46%
90 or more days	734,107	4.33%	747,044	4.41%	789,474	4.43%	957,675	5.19%	1,031,108	5.26%

Total	$1,573,227	9.29%	$1,641,118	9.68%	$1,730,240	9.72%	$1,904,236	10.31%	$2,179,765	11.11%

(1)               Balances exclude market value adjustment related to the fair value of designated financial instruments during 2003 of $(0.4) million for the fourth quarter, $(0.8) million for the third quarter, $(1.3) million for the second quarter and $0.8 million for the first quarter. For 2002, $7.9 million was excluded from the fourth quarter.

(2)               Effective December 2002, the Company adopted the federal banking agencies’ accrued interest receivable, or AIR, guidance, resulting in a reclassification of a portion of accrued interest receivable from reported loans receivable to due from securitizations for 2003 and for the fourth quarter of 2002.

(3)               Excludes the senior seller’s interest in the loans receivable transferred in securitizations. The senior seller’s interest is an undivided interest in the loans transferred to the securitization trust and is included in reported loans receivable.  Effective December 2002, the Company adopted the accrued interest receivable, or AIR, guidance, resulting in a reclassification of a portion of accrued interest receivable from reported loans receivable to due from securitizations for 2003 and for the fourth quarter of 2002. Securitized loans for 2003 and the fourth quarter of 2002 include the AIR reclassification.

(4)               Includes Providian Bank loans held for securitization or sale at fair value. Excluding the Providian Bank loans held for securitization or sale from the second quarter 30+ days delinquency rates would have increased the managed rate from 9.72% to 9.90% and the reported rate from 7.64% to 7.93%.

Providian Financial Corporation

December 2003 Reported Monthly Net Credit Loss and Delinquency Rates

Providian Financial Corporation’s reported net credit loss rate for the month ended December 31, 2003 and its 30+ day reported delinquency rate as of December 31, 2003 are presented in the table below. Reported net credit loss and delinquency rates exclude the impact of loans receivable removed or reclassified from loans receivable on the Company’s balance sheet through its securitizations.

Net Credit Loss Rate (1) (3)	30+ Day Delinquency Rate (2) (3)
(Annualized) (Unaudited)	(Unaudited)

9.58%	6.64%

(1)               Represents the principal amounts of reported loans receivable that have been charged off, less the total amount of recoveries on previously charged-off loans, expressed as a percentage of the average reported loans receivable during the period, multiplied by 12. Recoveries include proceeds from the sale of charged-off assets to third parties. Total average reported loans exclude a decrease of $0.6 million for market value adjustments related to the fair value of designated financial instruments. On December 18, 2003, Providian Gateway Master Trust Series 2003-A was issued with a total initial invested amount of $636.9 million, which includes third party invested amounts and Company-retained subordinated investor interests.  In accordance with the terms of the securitization, the allocation of net credit losses to the series was calculated as if the series was outstanding as of November 30, 2003 rather than being calculated based on the actual average investor interests outstanding during the month.  This had the effect of reducing the December 2003 reported net credit loss rate by an estimated 100 basis points.

(2)               Represents reported loans that are 30+ days past due as of the last day of the monthly period, divided by the total reported loans as of the last day of the monthly period. Total reported loans exclude a decrease of $0.4 million for market value adjustments related to the fair value of designated financial instruments.

(3)               In December 2003, the Company accelerated its recognition of charge-offs for certain loans that are subject to payment plans under a consumer debt management program.  Previously, accounts that were current when they were accepted into a debt management program or were subsequently re-aged to a current status after being accepted into a program were charged off no later than 120 days after they became contractually past due.  All other accounts in consumer debt management programs were charged off no later than 180 days after they became contractually past due.  The 120 days past due charge off recognition practice was extended to such other accounts in a consumer debt management program that subsequently default under criteria established by the Company.  The Company estimates that this change resulted in a 19 basis point increase in the reported net credit loss rate and a 2 basis point reduction in the reported 30+ day delinquency rate in December 2003.

Providian Financial Corporation

Allowance for Credit Losses

	Three months ended December 31,		Twelve months ended December 31,
(dollars in thousands)	2003	2002	2003	2002

Balance at beginning of period	$643,982	$1,172,838	$1,012,461	$1,932,833
Provision for credit losses	129,793	138,908	610,469	903,508
Fair value adjustment - loans available for sale (1)	—	—	11,875	388,230
Credit losses	(192,146)	(351,587)	(1,039,775)	(1,387,350)
Recoveries	44,257	52,302	202,462	161,183
Credit losses on loans available for sale (1)	—	—	(171,606)	(985,943)
Balance at end of period	$625,886	$1,012,461	$625,886	$1,012,461

(1)     The fair value adjustment of $11.9 million reflects an increase in the allowance for credit losses as a result of the mark to market of the Providian Bank (“PB”) loans receivable reclassified as loans held for securitization or sale in the year ended December 31, 2003. Additionally, the decrease in allowance for credit losses of $171.6 million represents the allowance for credit losses that was transferred with the par value of the PB loans, as part of the adjustment to the fair value of $667.1 million.

The fair value adjustment of $388.2 million reflects an increase in the allowance for credit losses as a result of the higher risk loans receivable reclassified as loans held for securitization or sale in the year ended December 31, 2002. Additionally, the decrease in allowance for credit losses of $985.9 million represents the allowance for credit losses that was transferred with the par value of the reclassified higher risk loans, as part of the adjustment to the fair value of $1.61 billion.

Providian Financial Corporation and Subsidiaries

Consolidated Statements of Financial Condition

	Year ended December 31,
(dollars in thousands, except per share data)	2003	2002
	(unaudited)
Assets
Cash and cash equivalents	$544,554	$344,277
Federal funds sold and securities purchased under resale agreements	3,235,189	3,601,000
Investment securities:
Available-for-sale (at market value, amortized cost of $1,906,967 at December 31, 2003 and $1,839,854 at December 31, 2002)	1,886,010	1,856,607
Loans receivable, less allowance for credit losses of $625,886 at December 31, 2003 and $1,012,461 at December 31, 2002	5,655,071	5,895,296
Premises and equipment, net	84,198	119,260
Interest receivable	44,850	60,841
Due from securitizations	2,377,963	3,723,382
Deferred tax	224,505	487,529
Other assets	223,007	562,738
Total assets	$14,275,347	$16,650,930

Liabilities
Deposits:
Non-interest bearing	$63,016	$56,724
Interest bearing	10,038,041	12,605,353
	10,101,057	12,662,077

Short-term borrowings	108,828	91,529
Long-term borrowings	1,163,521	864,048
Deferred fee revenue	100,416	211,978
Accrued expenses and other liabilities	476,076	577,894
Total liabilities	11,949,898	14,407,526

Company obligated mandatorily redeemable capital securities	—	104,332

Shareholders’ equity
Common stock, par value $0.01 per share (authorized: 800,000,000 shares; issued: December 31, 2003—290,753,031 shares; December 31, 2002—290,880,218 shares)	2,908	2,909
Retained earnings	2,350,446	2,202,960
Cumulative other comprehensive income	(12,480)	9,888
Common stock held in treasury—at cost: (December 31, 2003—305,871 shares; December 31, 2002—1,498,398 shares)	(15,425)	(76,685)
Total shareholders’ equity	2,325,449	2,139,072
Total liabilities and shareholders’ equity	$14,275,347	$16,650,930

Providian Financial Corporation and Subsidiaries

Consolidated Statements of Income

	Three months ended December 31,		Twelve months ended December 31,
(dollars in thousands, except per share data)	2003	2002	2003	2002
	(unaudited)		(unaudited)

Interest Income
Loans	$191,901	$323,451	$950,758	$1,490,258
Federal funds sold and securities purchased under resale agreements	10,200	11,432	44,198	37,473
Other	24,715	31,196	111,515	163,552
Total interest income	226,816	366,079	1,106,471	1,691,283

Interest Expense
Deposits	127,706	169,548	581,551	729,294
Borrowings	15,465	10,362	52,239	42,700
Total interest expense	143,171	179,910	633,790	771,994
Net interest income	83,645	186,169	472,681	919,289

Provision for credit losses	129,793	138,908	622,344	1,291,738

Net interest (loss) income after provision for credit losses	(46,148)	47,261	(149,663)	(372,449)

Non-Interest Income
Servicing and securitizations	234,881	47,994	849,283	618,241
Credit product fee income	166,408	247,366	759,642	1,152,041
Other	17,329	(2,290)	66,012	611,065
	418,618	293,070	1,674,937	2,381,347

Non-Interest Expense
Salaries and employee benefits	76,815	94,741	359,696	527,960
Solicitation and advertising	36,224	65,597	193,652	404,872
Occupancy, furniture, and equipment	30,260	43,292	121,921	222,812
Data processing and communication	29,483	31,889	124,014	165,504
Other	88,749	84,779	401,718	487,734
	261,531	320,298	1,201,001	1,808,882

Income from continuing operations before income taxes	110,939	20,033	324,273	200,016
Income tax expense	43,821	7,913	128,088	49,006
Income from continuing operations after tax	67,118	12,120	196,185	151,010
Income from discontinued operations - net of taxes	—	—	—	67,156
Net Income	$67,118	$12,120	$196,185	$218,166
Earnings per common share - basic
Income from continuing operations	$0.23	$0.04	$0.68	$0.53
Income from discontinued operations - net of taxes	—	—	—	0.24
Earnings per common share - basic	$0.23	$0.04	$0.68	$0.77
Earnings per common share - assuming dilution
Income from continuing operations	$0.23	$0.04	$0.67	$0.52
Income from discontinued operations - net of taxes	—	—	—	0.23
Earnings per common share - assuming dilution	$0.23	$0.04	$0.67	$0.75

Weighted average common shares outstanding - basic (000)	287,682	285,379	287,125	285,001

Weighted average common shares outstanding - assuming dilution (000)	292,750	289,236	290,731	289,042

Providian Financial Corporation

Providian National Bank Capital Ratios

Total Risk-Based Capital Ratios as of December 31, 2003  (1)

Providian National Bank (2)

Call Report Basis (2) (3)	21.27%
Applying Subprime Guidance (excluding AIR) (4)	18.54%
Applying Subprime Guidance (including AIR) (5)	16.98%

(1)     Total risk-based capital (Tier 1 + Tier 2) divided by total risk-based assets.

(2)     Providian National Bank capital ratios reflect the combination of Providian Bank and Providian National Bank which was completed in December 2003.  Due to this consolidation, Providian Bank capital ratios are notpresented separately.  The combination of the two banking entities resulted in an 151 basis point increase in Providian National Bank’s Call Report Basis capital ratio.

(3)     Total risk-based capital ratios as shown on the December 31, 2003 Call Report and includes the effect of adopting the regulatory guidance on the accrued interest receivable asset.

(4)     Total risk-based capital ratios after applying the increased risk weightings under the Expanded Guidance for Subprime Lending Programs (“Subprime Guidance”).  Excludes the effect of adopting the regulatory guidance on the accrued interest receivable asset.

(5)     Total risk-based capital ratios after applying the increased risk weightings under the Subprime Guidance.  Includes the effect of adopting the regulatory guidance on the accrued interest receivable asset.

Providian Financial Corporation

Financial & Statistical Summary

Reconciliation of Reported and Managed Financial Measures

(dollars in millions)	Reported 2003 QTR 04	Securitization Adjustment	Managed 2003 QTR 04	Reported 2003 QTR 03	Securitization Adjustment	Managed 2003 QTR 03	Reported 2003 QTR 02	Securitization Adjustment	Managed 2003 QTR 02
Earnings:
Interest Income Loans	$191.9	$542.7	$734.6	$200.8	$562.3	$763.1	$247.7	$581.9	$829.6
Interest Income Investments (1)	34.9	(11.2)	23.7	35.0	(11.4)	23.6	43.9	(14.7)	29.2
Interest Expense	143.2	40.9	184.1	154.9	41.1	196.0	163.8	45.5	209.3
Net Interest Income	$83.6	$490.6	$574.2	$80.9	$509.8	$590.7	$127.8	$521.7	$649.5
Non-Interest Income (1)	418.6	(41.4)	377.2	445.4	(59.0)	386.4	393.3	1.0	394.3
Total Net Revenue	$502.2	$449.2	$951.4	$526.3	$450.8	$977.1	$521.1	$522.7	$1,043.8

Financial Data:
Quarter:
Net Credit Losses (2)	$148	$449	$597	$156	$451	$607	$237	$523	$760

Quarter End:
Total Loans (3)	$6,281	$10,653	$16,934	$5,994	$10,951	$16,945	$6,417	$11,381	$17,798
Total Assets	$14,275	$8,923	$23,198	$15,334	$8,450	$23,784	$16,206	$8,925	$25,131
Quarter Average:

Total Loans	$5,934	$10,733	$16,667	$5,866	$11,025	$16,891	$6,684	$11,361	$18,045

Earning Assets	$12,368	$10,733	$23,101	$12,869	$11,025	$23,894	$14,048	$11,361	$25,409
Total Assets	$14,816	$8,529	$23,345	$15,740	$8,722	$24,462	$16,460	$8,925	$25,385

(dollars in millions)	Reported 2003 QTR 01	Securitization Adjustment	Managed 2003 QTR 01	Reported 2002 QTR 04	Securitization Adjustment	Managed 2002 QTR 04
Earnings:
Interest Income Loans	$310.3	$586.0	$896.3	$323.4	$613.2	$936.6
Interest Income Investments (1)	41.9	(13.0)	28.9	42.7	(8.6)	34.1
Interest Expense	171.8	47.9	219.7	179.9	56.2	236.1
Net Interest Income	$180.4	$525.1	$705.5	$186.2	$548.4	$734.6
Non-Interest Income (1)	417.5	13.4	430.9	293.1	(9.3)	283.8
Total Net Revenue	$597.9	$538.5	$1,136.4	$479.3	$539.1	$1,018.4

Financial Data:
Quarter:
Net Credit Losses (2)	$296	$539	$835	$299	$539	$838

Quarter End:
Total Loans (3)	$7,147	$11,323	$18,470	$6,908	$12,720	$19,628
Total Assets	$16,607	$8,925	$25,532	$16,651	$9,833	$26,484
Quarter Average:

Total Loans	$7,500	$11,452	$18,952	$8,046	$11,298	$19,344

Earning Assets	$13,604	$11,452	$25,056	$14,236	$11,298	$25,534
Total Assets	$16,518	$8,976	$25,494	$16,757	$9,465	$26,222

(1)   In November 1999, the Emerging Issues Task Force (EITF) of the FASB issued EITF 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets.” This Pronouncement requires that the holders of retained beneficial interests in securitized financial assets, such as the Company, recognize a portion of securitization (non-interest) income as interest income. EITF 99-20 became effective for fiscal quarters beginning after March 15, 2001.

(2)   The net credit losses for the second quarter of 2003 exclude the fair value adjustments on loans held for securitization or sale.

(3)   During the second quarter of 2003 loans outstanding include loans held for securitization or sale recorded at fair market value.

(dollars in millions)	Reported Year Ended 2003	Securitization Adjustment	Managed Year Ended 2003	Reported Year Ended 2002	Securitization Adjustment	Managed Year Ended 2002
Earnings:
Interest Income Loans	$950.8	$2,272.9	$3,223.7	$1,490.3	$2,662.8	$4,153.1
Interest Income Investments (1)	155.7	(50.3)	105.4	201.0	(50.0)	151.0
Interest Expense	633.8	175.4	809.2	772.0	272.2	1,044.2
Net Interest Income	$472.7	$2,047.2	$2,519.9	$919.3	$2,340.6	$3,259.9
Non-Interest Income (1)	1,674.9	(86.0)	1,588.9	2,381.3	(41.6)	2,339.7
Total Net Revenue	$2,147.6	$1,961.2	$4,108.8	$3,300.6	$2,299.0	$5,599.6

Financial Data:
Year to Date:
Net Credit Losses	$837	$1,961	$2,798	$1,226	$2,299	$3,525

Year End:
Total Loans	$6,281	$10,653	$16,934	$6,908	$12,720	$19,628
Total Assets	$14,275	$8,923	$23,198	$16,651	$9,833	$26,484
Year Average:

Total Loans	$6,547	$11,140	$17,687	$9,012	$12,627	$21,639

Earning Assets	$13,254	$11,140	$24,394	$15,358	$12,627	$27,985
Total Assets	$15,770	$8,787	$24,557	$17,796	$10,727	$28,523

(1)   In November 1999, the Emerging Issues Task Force (EITF) of the FASB issued EITF 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets.” This Pronouncement requires that the holders of retained beneficial interests in securitized financial assets, such as the Company, recognize a portion of securitization (non-interest) income as interest income. EITF 99-20 became effective for fiscal quarters beginning after March 15, 2001.

Non-GAAP Managed Financial Information

Loans that have been securitized and sold to third party investors are not considered to be our assets under GAAP and therefore are not shown on our balance sheet. However, the interests we retain in the securitized loan pools create financial exposure to the current and expected cash flows of the securitized loans. Although the loans sold are not on our balance sheet, their performance can affect some or all of our retained interests as well as our results of operations and our financial position. In addition, we continue to service these loans.

Because of this continued exposure and involvement, we use managed financial information to evaluate our historical performance, assess our current condition, and plan our future operations. We believe that managed financial information supplements our GAAP information and is helpful to the reader’s understanding of our consolidated financial condition and results of operations. “Reported” financial information refers to GAAP financial information. “Managed” financial information is derived by adjusting the reported financial information to add back securitized loan balances and the related finance charge and fee income, credit losses, and net interest costs.

The Company in its January 20, 2004 earnings call will be disclosing certain projected financial measures relating to expected performance on a managed basis, such as net credit losses, and non-interest income margin.  The Company develops such projections on a managed basis using managed financial information and does not in the normal course derive comparable GAAP projections.  Developing such comparable GAAP projections would be unreasonably burdensome and in the opinion of management such comparable GAAP projections would not provide to the users of the financial information a significant benefit in understanding the Company’s expected future performance.